Exhibit 5.1

		New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

May 14, 2020

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Ladies and Gentlemen:

Equinix, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-221380) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to 2,587,500 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), to be sold pursuant to the Underwriting Agreement dated May 11, 2020 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Shares include 337,500 shares of Common Stock that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Equinix, Inc.	2	May 14, 2020

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP